Exhibit 35.24

Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2017, by and among CCRE COMMERCIAL MORTGAGE SECURITIES, L.P., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIAITON, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATIO, as Certificate Administrator, Paying Agent and Custodian, PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Asset Representations Reviewer and with respect to Commercial Mortgage Pass-Through Certificates, Series 2017-C8 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from June 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

Daniel Bober Executive Vice President Wells Fargo Bank

Wells Fargo Bank, N.A.